LICENSE AGREEMENT

      THIS AGREEMENT, dated as of March 21, 2006 ("Effective Date"), is made by and between WisdomTree Investments, Inc., a Delaware corporation, having its principal place of business at 48 Wall Street, 11th Floor, New York, NY 10005 ("Licensor"), and WisdomTree Trust, a Delaware business trust, having its principal place of business at 48 Wall Street, 11th Floor, New York, NY 10005 ("Licensee").

      WHEREAS, Licensor is the owner of all right, title and interest in and to certain quantitative securities benchmarks ("Licensed Benchmarks"), along with associated service marks, together with any applications or registrations now or hereinafter issued on said service marks whether federal, state or foreign ("Licensed Marks"), identified more completely in Exhibit A hereto; and

      WHEREAS, Licensor is the owner of certain research and development information, processes, know-how, trade secrets and technical data related to financial benchmarks, indexes, funds and model portfolios ("Technical Data"); and

      WHEREAS, Licensor wishes to grant a license to Licensee and Licensee wishes to receive a license from Licensor, for the right to use the Licensed Benchmarks, Technical Data and Licensed Marks owned by Licensor in accordance with the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

                                Grant of License

1. Subject to the terms and conditions set forth below, Licensor hereby grants to Licensee, and Licensee hereby accepts an exclusive, nontransferable, non-sublicensable, non-assignable, royalty-free license in the United States to use the Licensed Benchmarks and associated Technical Data solely in connection with the construction and establishment of a series of exchange-traded funds, each based on a Licensed Benchmark ("Benchmark Funds"), and to use the Licensed Marks, solely in connection with the Benchmark Funds.

                                    Ownership

2. Licensee acknowledges and agrees (i) that Licensor is the exclusive owner of the Licensed Benchmarks, the Technical Data, and the Licensed Marks and all the rights therein and goodwill pertaining thereto, (ii) that all use of the Licensed Marks by Licensee shall inure to the benefit of Licensor, including its successors and assigns, (iii) that Licensee shall not take any action which is inconsistent with Licensor's ownership of the Licensed Benchmarks, Technical Data and Licensed Marks, and (iv) that, upon termination of this Agreement, all rights in the Licensed Marks, including the goodwill connected therewith, the Licensed Benchmarks and Technical Data shall remain the property of Licensor. Licensor shall be solely responsible for, and may exercise its discretion in, deciding whether to apply for and prosecute applications for registration of the Licensed Marks in any jurisdiction and whether to maintain any such registrations therefor.

                        Quality Control of Licensed Marks

3. Licensee agrees that the nature and quality of the Benchmark Funds and related services provided by Licensee in connection with the Licensed Marks shall conform to commercially reasonable standards. Licensee agrees to cooperate with Licensor in facilitating Licensor's control of such nature and quality, and to supply Licensor with specimens of use of the Licensed Marks upon request. Licensee agrees that it will not make any significant change to the Licensed Marks or business methods for rendering the services offered under the Licensed Marks without obtaining the prior consent of Licensor. Licensee shall not have the right to and shall not use any trademarks, trade names or service marks confusingly similar to the Licensed Marks or other Licensor marks.

                                 Confidentiality

4. Licensee shall: (i) treat as confidential and preserve the confidence of all Confidential Information as that term is defined below; (ii) make no use of the Confidential Information except as expressly permitted under this Agreement; and (iii) except as expressly authorized by Licensor, limit access to the Confidential Information to Licensee's employees and consultants who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent any unauthorized disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all business and financial information relating to Licensor, all proprietary information relating to the Licensed Benchmarks and Technical Data, and any Benchmark Funds or processes produced in connection therewith (excluding, however, that portion of such proprietary information incorporated into an issued patent assigned to or owned by Licensor), and all inventions, discoveries, methods, plans, techniques, processes, documents, drawings, data, trade secrets, know-how, patent applications and information of Licensor that is related thereto and marked or otherwise designated, verbally or in writing, as "Confidential." Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder; (ii) is furnished to Licensee by a third party having a lawful right to do so; or (iii) was known to Licensee at the time of the disclosure. Unless prohibited by law, Licensee shall give prompt notice to Licensor of any requests or demands for any Confidential Information made under lawful process by any third parties, prior to disclosure or furnishing of such Confidential Information. Licensee agrees to cooperate with Licensor, at Licensor's expense, in seeking reasonable protective arrangements to prevent, limit or restrict the disclosure of Confidential Information pursuant to such lawful process. If Licensee has complied with the foregoing provisions of this Section 4, Licensee may disclose Confidential Information, upon the advice of counsel that such disclosure is required by law, regulation or lawful process.

                             Licensee's Obligations

5. Licensee agrees that it will never dispute, contest, or challenge, directly or indirectly, the validity or enforceability of the Licensed Marks or Licensor's ownership of the Licensed Benchmarks, Technical Data or Licensed Marks, nor to counsel, procure, or assist anyone else to do the same. Licensee further agrees that it will never attempt to dilute, directly or indirectly, the value of the goodwill attached to the Licensed Marks, nor to counsel, procure, or assist anyone else to do the same.

6. Licensee agrees to safeguard and maintain the reputation and prestige of the Licensed Marks and will not do anything that would tarnish the image of or adversely impact the value, reputation or goodwill associated with the Licensed Marks. Operation of any Benchmark Fund in accordance with standard business practices shall not result in a breach of this Section 6, regardless of the actual performance of such Benchmark Fund.

7. Licensee agrees that it will comply with all laws, rules, regulations, and requirements of any governmental or administrative body or voluntary industry standards that may be applicable to the advertising, publicity, promotion, sale, or offering of the Benchmark Funds, to the offering of related services and operations, and to other goods or services bearing the Licensed Marks.

                                   Enforcement

8. Licensor shall have the sole right, but no obligation, at its own discretion, to pursue any cause of action regarding the Licensed Benchmarks, Technical Data or Licensed Marks. Licensee agrees to join as a party plaintiff in any such lawsuit by Licensor, if requested by Licensor.

9. Licensee shall promptly notify Licensor of any infringement, threatened infringement or misappropriation of the Licensed Benchmarks, Technical Data or Licensed Marks that may come to its attention.

10. Licensor represents and warrants to Licensee that (i) to Licensor's actual knowledge, Licensor is the sole owner of the Licensed Marks free and clear of any restrictions upon its ability to license the Licensed Marks pursuant to this Agreement and (ii) to Licensor's actual knowledge, no person, firm, or corporation has any rights in the Licensed Marks which will interfere with Licensee's use thereof pursuant to this Agreement.

                              Term and Termination

11.   This Agreement, unless terminated earlier as provided by Section 12 and
      Section 13 herein, shall remain in full force and effect for a period of ten (10) years, up to and including the entire last day of the period ("Initial Term"), and be automatically renewed at Licensor's sole discretion for an additional term of two (2) years ("Renewal Term") at the expiration of the Initial Term or any subsequent Renewal Term. Either party may give to the other party, not more than one year or less than 90 days in advance of the expiration of the Initial Term or any Renewal Term, written notice of its intent not to renew this Agreement.

12. Notwithstanding Section 13 hereto, Licensor may revoke the license provided herein irrespective of any event of default if Licensor's subsidiary, WisdomTree Asset Management, Inc., ceases to exercise investment discretion over Licensee or any Benchmark Fund in its capacity as manager, investment advisor, trustee, or any other comparable capacity. If and when said license shall ever be revoked pursuant to this Section 12, Licensee agrees to discontinue all use of the Licensed Benchmarks, Technical Data and Licensed Marks immediately.

13. A non-defaulting party may terminate this Agreement in the event of the occurrence of any of the following events of default:

      (a) the failure of the other party to comply with any material provision of this Agreement, if such noncompliance is not remedied within 30 days after written notice of such default is provided to the defaulting party; provided, however, that such cure period shall be extended if such default by its nature and not as a result of the defaulting party cannot be cured within such 30 days so long as the defaulting party commences action immediately after such notice to cure such default and proceeds diligently thereafter to effect the cure of such default as soon as possible; or

      (b) the unauthorized sale, transfer or assignment of this Agreement by Licensee to a third party. The sale of an interest in Licensee exceeding fifty percent (50%) shall constitute an assignment of this Agreement for purposes of this Agreement.

                     Mutual Warranties and Indemnifications

14. Licensor and Licensee each individually represent, warrant and covenant to the other that (a) each is fully capable of and authorized to enter into this Agreement; (b) the execution, delivery and performance of this Agreement does not violate its certificate of incorporation, by-laws or similar governing instruments or applicable law and does not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound; (c) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms; and (d) each will comply with all applicable laws, rules and regulations when exercising any of its rights and performing any of its obligations hereunder.

15. Licensee agrees that Licensor will have no liability and Licensee will indemnify, defend, and hold harmless Licensor, its affiliated companies and their officers, directors, employees, and agents against any and all damages, liabilities, claims, causes of action, attorneys fees or costs incurred by Licensor in defending against any third-party claims or threats of claims arising from (i) the advertisement, promotion, or sale of products or services bearing the Licensed Marks or based on the Licensed Benchmarks; and (ii) the conduct of Licensee's business.

16. Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, employees, and agents against any and all damages, liabilities, claims, causes of action, attorneys fees or costs incurred by Licensee in defending against any third-party claims or threats of claims arising from Licensee's breach of Section 10 insofar as it relates to the use of the Licensed Marks in accordance with the terms of this Agreement.

                               General Provisions

17. Licensee acknowledges that Licensor's obligations under this Agreement are not personal, and Licensor can unconditionally assign, in its own discretion, this Agreement to another corporation or any other entity or natural person. Licensee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Licensee. Accordingly, this Agreement and Licensee's rights and interests hereunder shall not be voluntarily or involuntarily, directly or indirectly, sold, pledged, assigned, transferred, shared, sub-divided, or encumbered in any way in whole or in part, in any matter whatsoever without the prior written approval of the Licensor.

18. The relationship between the parties established by this Agreement is solely that of licensor and licensee. Neither party is in any way the legal representative, partner, employee or agent of the other, nor is either party authorized or empowered to create or assume any obligation of any kind, implied or expressed, on behalf of the other party, without the express prior written consent of the other.

19. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and shall supersede all prior agreements, proposals or understandings between the parties whether written or oral.

20. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written instrument signed by both parties hereto. This Agreement may be amended from time to time to add new securities benchmarks and service marks that will be licensed by mutual agreement of parties. If the parties agree to licensing additional benchmarks and service marks, Licensor shall provide to Licensee at the address in Section 24 a copy of the amended Exhibit A signed by an authorized representative of Licensor. Licensee shall provide Licensor with acknowledgement and acceptance of the amended Exhibit A within five (5) business days. Nothing in this Section 20 shall be construed to give Licensor the power or authority to force Licensee to accept or agree to any amendment to Exhibit A or any license of additional benchmarks and service marks.

21. Neither the waiver by Licensor of any breach of or default under any of the provisions of this Agreement, nor the failure of Licensor to enforce any of the provisions of this Agreement or to exercise any right hereunder, shall be construed as a waiver of any subsequent breach or default, or as a waiver of any such rights or provision hereunder.

22. If any term or provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

23. The headings in this Agreement are for convenience only and shall not be construed as part of this Agreement or in any way limiting or amplifying any of the provisions of this Agreement.

24. All notices given pursuant to this Agreement shall be given in writing and shall be given by telegram, facsimile, certified mail or hand delivery to the addresses set forth below or at such other address as a party may from time to time specify in writing:

      If to Licensor:                Richard Morris, Esq.
                                     Deputy General Counsel
                                     WisdomTree Investments, Inc.
                                     48 Wall Street, 11th Floor
                                     New York, NY 10005
                                     Tel.: (212) 918-4968
                                     Fax: (212) 918-4581

      If to Licensee:                Jonathan Steinberg
                                     President
                                     WisdomTree Trust
                                     48 Wall Street, 11th Floor
                                     New York, NY 10005
                                     Tel.: (212) 918-4582
                                     Fax: (212) 918-4581

                                     and

                                     Robert J. Borzone, Jr.
                                     Kirkpatrick & Lockhart Nicholson Graham LLP
                                     599 Lexington Avenue
                                     New York, New York 10022-6030
                                     Tel: (212) 536-4029
                                     Fax: (212) 536-3901

25. The parties acknowledge that this Agreement has been negotiated and prepared in an arms-length transaction and that both Licensor and Licensee have negotiated all the terms contained herein. Accordingly, the parties agree that neither party shall be deemed to have drafted this Agreement and this Agreement shall not be interpreted against either party as the draftsman.

26. This Agreement shall be governed by the substantive laws of the State of New York without regard to the application of conflicts of law principles. The parties each hereby submit to the jurisdiction of the United States District Court in the Southern District of New York and the state courts in the State of New York located in New York City, New York, and waive any claim that each such venue is an inconvenient forum.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


WisdomTree Investments, Inc.                WisdomTree Trust

By:                                         By:
   ------------------------------------        ---------------------------------

Name:                                       Name:
     ----------------------------------          -------------------------------

Title:                                      Title:
      ---------------------------------           ------------------------------

                                    EXHIBIT A

1.    Licensed Benchmarks

            WisdomTree Total Dividend Index
            WisdomTree High-Yielding Equity(SM) Index
            WisdomTree LargeCap Dividend Index
            WisdomTree Dividend Top 100(SM) Index
            WisdomTree MidCap Dividend Index
            WisdomTree SmallCap Dividend Index
            WisdomTree DIEFA(SM) Index
            WisdomTree DIEFA High-Yielding Equity Index
            WisdomTree Europe Total Dividend Index
            WisdomTree Europe High-Yielding Equity Index
            WisdomTree Europe SmallCap Dividend Index
            WisdomTree Japan Total Dividend Index
            WisdomTree Japan High-Yielding Equity Index
            WisdomTree Japan SmallCap Dividend Index
            WisdomTree Pacific ex-Japan Total Dividend Index
            WisdomTree Pacific ex-Japan High-Yielding Equity Index WisdomTree International LargeCap Dividend Index
            WisdomTree International Dividend Top 100(SM) Index WisdomTree International MidCap Dividend Index
            WisdomTree International SmallCap Dividend Index
            WisdomTree International Basic Materials Sector Index WisdomTree International Communications Sector Index WisdomTree International Consumer Cyclical Sector Index WisdomTree International Consumer Non-Cyclical Sector Index WisdomTree International Energy Sector Index
            WisdomTree International Financial Sector Index
            WisdomTree International Health Care Sector Index WisdomTree International Industrial Sector Index
            WisdomTree International Technology Sector Index
            WisdomTree International Utilities Sector Index

2.    Licensed Marks

            WISDOMTREE
            DIVIDEND TOP 100
            HIGH-YIELDING EQUITY
            WISDOMTREE DIEFA
            WISDOMTREE DIPR



Dated: June 12, 2006